Exhibit l.6

[Letterhead of Eversheds Sutherland (US) LLP]

February 12, 2018

Oxford Lane Capital Corp.

8 Sound Shore Drive, Suite 255

Greenwich, CT 06830

Re:	Oxford Lane Capital Corp. Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as counsel to Oxford Lane Capital Corp., a Maryland corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form N-2 on July 1, 2015 (as amended from time to time, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the offer, issuance and sale from time to time pursuant to Rule 415 under the Securities Act of up to $500,000,000 in aggregate offering amount of (i) shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”); (ii) shares of the Company’s preferred stock, par value $0.01 per share (the “Preferred Stock”); (iii) subscription rights representing the right to purchase shares of Common Stock or Preferred Stock; and (iv) debt securities (collectively, the “Securities”). The Registration Statement provides that the Securities may be issued from time to time in amounts, at prices, and on terms to be set forth in one or more supplements to the final prospectus included in the Registration Statement at the time it becomes effective.

This opinion letter is rendered in connection with the issuance and sale from time to time of up to $200,000,000 in aggregate offering amount of shares of Common Stock (the “Shares”), described in the prospectus supplement, dated as of August 30, 2017 (the “First Prospectus Supplement”), the prospectus supplement, dated as of November 9, 2017 (the “Second Prospectus Supplement”) and the prospectus supplement, dated as of February 12, 2018 (and together with the Second Prospectus Supplement, the First Prospectus Supplement and the base prospectus, dated as of August 24, 2017, included therein, the “Prospectus”), filed with the Commission pursuant to Rule 497 under the Securities Act. The Shares are to be sold by the Company pursuant to an equity distribution agreement, dated as of March 7, 2016, as amended by (i) Amendment No. 1 to the Equity Distribution Agreement, dated November 21, 2016, (ii) Amendment No. 2 to the Equity Distribution Agreement, dated May 23, 2017 and (iii) Amendment No. 3 to the Equity Distribution Agreement, dated February 12, 2018 (collectively, the “Distribution Agreement”) by and among the Company, Oxford Lane Management, LLC, BDC Partners, LLC, and Ladenburg Thalmann & Co. Inc.

Oxford Lane Capital Corp.

February 12, 2018

As counsel to the Company, we have participated in the preparation of the Registration Statement and the Prospectus and have examined the originals or copies, certified or otherwise identified to our satisfaction as being true copies, of the following:

(i)	The Distribution Agreement;

(ii)	The Articles of Amendment and Restatement of the Company, as amended by the Articles Supplementary thereto, dated as of June 7, 2017 (and as amended by Annex A, Annex B and Annex C thereto), certified as of a recent date by the State Department of Assessments and Taxation of the State of Maryland (“SDAT”);

(iii)	The Second Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

(iv)	A Certificate of Good Standing with respect to the Company issued by the SDAT as of a recent date; and

(v)	The resolutions of the board of directors of the Company, or a duly authorized committee thereof, relating to, among other things, the authorization and approval of (i) the preparation and filing of the Registration Statement, (ii) the issuance, offer and sale of the Securities pursuant to the Registration Statement, (iii) the authorization and issuance, offer and sale of the Shares pursuant to the Registration Statement, and (iv) the execution and delivery of the Distribution Agreement, certified as of the date hereof by an officer of the Company.

With respect to such examination and our opinion expressed herein, we have assumed, without any independent investigation or verification, (i) the genuineness of all signatures on all documents submitted to us for examination, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as conformed or reproduced copies and the authenticity of the originals of such copied documents, and (v) that all certificates issued by public officials have been properly issued. We also have assumed without independent investigation or verification the accuracy and completeness of all corporate records made available to us by the Company.

As to certain matters of fact relevant to the opinion in this opinion letter, we have relied upon certificates of public officials (which we have assumed remain accurate as of the date of this opinion), upon certificates and/or representations of officers and employees of the Company, upon such other certificates as we deemed appropriate. We have not independently established the facts, or in the case of certificates of public officials, the other statements, so relied upon.

The opinion set forth below are limited to the effect of the Maryland General Corporation Law, as in effect on the date hereof, and we express no opinion as to the applicability or effect of any other laws of such jurisdiction or the laws of any other jurisdictions. Without limiting the preceding sentence, we express no opinion as to any state securities or broker-dealer laws or regulations thereunder relating to the offer, issuance and sale of the Shares.

Oxford Lane Capital Corp.

February 12, 2018

On the basis of and subject to the foregoing, and in reliance thereon, and subject to the limitations and qualifications set forth in this opinion letter, we are of the opinion that the Shares have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Distribution Agreement, will be validly issued, fully paid and nonassessable.

The opinion expressed in this opinion letter (i) are strictly limited to the matters stated in this opinion letter, and without limiting the foregoing, no other opinions are to be implied and (ii) are only as of the date of this opinion letter, and we are under no obligation, and do not undertake, to advise the addressee of this opinion letter or any other person or entity either of any change of law or fact that occurs, or of any fact that comes to our attention, after the date of this opinion letter, even though such change or such fact may affect the legal analysis or a legal conclusion in this opinion letter.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Respectfully submitted,

/s/ EVERSHEDS SUTHERLAND (US) LLP